Exhibit 31.2

CERTIFICATION

I, B. John Lindeman, certify that:

1.            I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K for the year ended October 31, 2018 (the “report”) of Calavo Growers, Inc. (the “regirstrant”);

2.            Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.            Based on my knowledge, the financial statements and other financial information included in this report, fairly present, in all material respects, the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this report;

. JK
Date: April 1, 2019	/s/ B. John Lindeman
B. John Lindeman
Chief Financial Officer and Corporate Secretary
(Principal Financial Officer)